EXHIBIT I

          In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, each of the undersigned hereby agrees that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of CompuCredit Corporation.

February 14, 2005

(Date)

J.P. MORGAN CORSAIR II CAPITAL PARTNERS, L.P.
By: CORSAIR II, L.P., as General Partner
By: CORSAIR II, L.L.C., as General partner

/s/ T. Kimball Booker, Jr.

Name:	T. Kimball Booker, Jr.
Title:	Vice President

February 14, 2005

(Date)

J.P. MORGAN CAPITAL, L.P.
By: J.P. MORGAN CAPITAL MANAGEMENT
COMPANY, L.P., its General Partner
By: J.P. MORGAN CAPITAL MANAGEMENT
COMPANY, L.L.C., its General Partner

/s/ Jeffrey C. Walker

Name:	Jeffrey C. Walker
Title:	President